Exhibit 99.1

U. S. Physical Therapy Reports Third Quarter and Nine Months 2011 Results

HOUSTON--(BUSINESS WIRE)--November 3, 2011--U.S. Physical Therapy, Inc. (NasdaqGS: USPH), a national operator of outpatient physical therapy clinics, today reported results for the quarter and nine months ended September 30, 2011.

U.S. Physical Therapy’s net income for the quarter ended September 30, 2011 increased 5.8% to $4.1 million from $3.9 million in the third quarter of 2010. Diluted earnings per share rose to $.34 from $.33. As described below, a physician services franchisee of the Company defaulted during the third quarter of 2011 which negatively impacted earnings per share by approximately $.04.

Net income for the nine months ended September 30, 2011 increased 10.8% to $12.7 million from $11.5 million in the first nine months of 2010. Diluted earnings per share rose to $1.06 from $.97.

Third Quarter 2011 compared to Third Quarter 2010

  Net revenue increased 11.8% from $53,398,000 in the third quarter of 2010 to $59,675,000 in the third quarter of 2011, due to an increase in patient visits of 13.6% from 483,000 to 549,000, offset by a decrease in average net patient revenue per visit of $2.68 from $107.11 to $104.43. Other revenues included a $0.4 million year-over-year quarterly increase in physician services revenue. During the quarter a large physician services franchisee defaulted on making payments. The Company recognized none of the $446,000 in revenue contractually due from the franchisee in the quarter and, as described below, fully reserved to bad debt the outstanding receivable balance.
  Total clinic operating costs were $45,881,000, or 76.9% of net revenue, in the third quarter of 2011, as compared to $38,867,000, or 72.8% of net revenue, in the 2010 period. Clinic salaries and related costs were 54.3% of net revenue in the 2011 period versus 52.4% in the 2010 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 20.1% of net revenue in the 2011 period versus 19.0% in the 2010 period. The Company’s provision for doubtful accounts was $1,426,000 during the third quarter of 2011 as compared to $695,000 in the comparable quarter in 2010. In the most recent quarter, the bad debt expense attributable to the physician services franchisee default was $750,000. The provision for doubtful accounts as a percentage of net revenue was 2.4% for the 2011 period versus 1.3% in the 2010 period. The combination of the lost franchisee revenue of $446,000 coupled with the $750,000 related bad debt charge accounts for most of the margin contraction in the quarter.
  Corporate office costs were $5,142,000 in the third quarter of 2011 versus $5,798,000 in the 2010 third quarter. Corporate office costs were less in the most recent quarter due to a significant reduction in accrued incentive compensation and bonus expense as compared to the third quarter in 2010. Corporate office costs were 8.6% of net revenue in the 2011 period versus 10.9% in the 2010 period.
  Operating income for the third quarter of 2011 was $8,652,000 compared to $8,733,000 in the 2010 third quarter.
  Interest expense increased to $149,000 in the third quarter of 2011 from $50,000 in the third quarter of 2010.
  Net income attributable to non-controlling interests was reduced from $2,302,000 in the third quarter of 2010 to $1,754,000 in the third quarter of 2011. The reduction is attributable to the Company’s increased ownership interest in certain physical therapy partnerships and the reduced earnings in the Company’s principal physician services partnership as the result of the franchisee default.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both periods.
  Net income attributable to common shareholders in the third quarter of 2011 was $4,099,000, or $.34 per diluted share, compared to $3,875,000, or $.33 per diluted share, in the third quarter of 2010. The third quarter 2011 impact from the physician services franchisee default was approximately $.04 per diluted share.
  Same store revenues for de novo and acquired clinics open for one year or more decreased 1.9%. The average net rate per visit decreased 1.3% while same store visits declined less than 1%.
  During the third quarter of 2011, the Company acquired 20 clinics, opened eight start-up de novo clinics and closed six clinics. The Company ended the period with 420 clinics.

Nine Months 2011 compared to Nine Months 2010

  Net revenue increased 11.7% from $157,906,000 in the first nine months of 2010 to $176,328,000 in the first nine months of 2011, due to an increase in patient visits of 10.8% from 1,449,000 to 1,605,000, offset by a decrease in average net patient revenue per visit of $0.82 from $105.45 to $104.59. Other revenues included a $2.8 million increase in physician services revenue between the comparable nine months periods.
  Total clinic operating costs were $130,482,000, or 74.0% of net revenue in 2011, as compared to $115,403,000, or 73.1% of net revenue, in 2010. Clinic salaries and related costs were 52.8% of net revenue in 2011 versus 52.2% in the 2010 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenue were 19.7% in 2011 versus 19.3% in the 2010 period. The provision for doubtful accounts was 1.4% in the 2011 period and 1.6% in the 2010 period.
  Corporate office costs were $17,630,000 in the first nine months of 2011 versus $17,114,000 in the 2010 first nine months. Corporate office costs were approximately 10.0% of net revenues in 2011 versus 10.8% in the 2010 period.
  Operating income increased in the first nine months of 2011 to $28,216,000 from $25,389,000 in the 2010 first nine months.
  Other income in the first nine months of 2010 included a pre-tax gain of $578,000 from the sale of a five clinic joint venture. That gain equated to net income after taxes of approximately $350,000 or $.03 in earnings per share.
  Interest expense increased to $331,000 in the first nine months of 2011 from $195,000 in the first nine months of 2010.
  Net income attributable to non-controlling interests was $6,896,000 for the nine month period in 2011 as compared to $6,844,000 in the comparable 2010 period.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both periods.
  Net income attributable to common shareholders in the first nine months of 2011 rose 10.8% to $12,745,000 from $11,498,000 in the first nine months of 2010. Diluted earnings per share increased to $1.06 from $.97.
  Same store revenues for de novo and acquired clinics open for one year or more remained flat. The average net rate per visit increased slightly while same store visits decreased slightly. Revenue and visit percentages were adjusted to reflect equivalent days of operations between periods.
  During the first nine months of 2011, the Company acquired 20 clinics, opened 16 start-up de novo clinics and closed eight clinics. The Company ended the period with 420 clinics.

Chris Reading, Chief Executive Officer, said, “This was U.S. Physical Therapy’s best clinic development quarter in some time with 8 de novo openings and a nice 20 facility acquisition. Same store volumes improved slightly and we are actively working on our clinical cost structure to better align it with the current reimbursement environment. With respect to our OsteoArthritis Center’s of America business, the late-in-the-quarter default by one of our franchisees will result in the territory being remarketed. The demand continues to be strong for this program and its services.”

During the third quarter of 2011 the Company repurchased 125,012 shares of USPH common stock at an average price per share of $18.11. Larry McAfee, Chief Financial Officer, noted that “U.S. Physical Therapy continues to produce strong cash flow from operations.” The average age of the Company’s receivables as September 30, 2011 was 48 days.

U.S. Physical Therapy Declares Quarterly Dividend

The Company announced that a regular quarterly dividend of $.08 per share will be paid on December 2, 2011 to shareholders of record as of November 17, 2011.

Management Revises Earnings Guidance

The third quarter earnings per share impact from the physician services franchisee default was approximately $.04 per diluted share. The third quarter effect combined with projected lost revenue in the fourth quarter of 2011 is expected to negatively affect earnings per share for the year 2011 by approximately $.06 per diluted share. Accordingly the Company is reducing its earnings guidance for the year 2011 to the range of $15.7 million to $16.3 million in net income and $1.31 to $1.35 in diluted earnings per share. Previous earnings guidance for 2011 was in the range of $16.6 million to $17.2 million in net income and $1.38 to $1.43 in diluted earnings per share. The annual earnings guidance range represents projected net income from existing operations and excludes potential additional future acquisitions. The Company does not provide quarterly earnings guidance. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time, on Thursday, November 3, 2011 to discuss the Company’s Third Quarter and First Nine Months 2011 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 17232189 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 120 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 420 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net patient revenues	$57,332	$51,748	$167,882	$152,823
Other revenues	2,343	1,650	8,446	5,083
Net revenues	59,675	53,398	176,328	157,906

Clinic operating costs:
Salaries and related costs	32,430	27,991	93,189	82,406
Rent, clinic supplies, contract labor and other	12,012	10,162	34,695	30,500
Provision for doubtful accounts	1,426	695	2,554	2,463
Closure costs	13	19	44	34
Total clinic operating costs	45,881	38,867	130,482	115,403

Corporate office costs	5,142	5,798	17,630	17,114

Operating income	8,652	8,733	28,216	25,389

Interest and other income, net	4	1	8	583
Interest expense	(149)	(50)	(331)	(195)

Income before taxes	8,507	8,684	27,893	25,777
Provision for income taxes	2,654	2,507	8,252	7,435

Net income including noncontrolling interests	5,853	6,177	19,641	18,342
Less: net income attributable to noncontrolling interests	(1,754)	(2,302)	(6,896)	(6,844)
Net income attributable to common shareholders	$4,099	$3,875	$12,745	$11,498

Earnings per share attributable to common shareholders:
Basic	$0.35	$0.33	$1.08	$0.99

Diluted	$0.34	$0.33	$1.06	$0.97

Shares used in computation:
Basic	11,886	11,667	11,824	11,634

Diluted	12,011	11,889	12,007	11,862

Dividends declared per common share	$0.08	$-	$0.24	$-

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Numerator:
Net income attributable to common shareholders	$4,099	$3,875	$12,745	$11,498

Denominator:
Denominator for basic earnings per share -
weighted-average shares	11,886	11,667	11,824	11,634
Effect of dilutive securities -
Stock options	125	222	183	228
Denominator for diluted earnings per share -
adjusted weighted-average shares	12,011	11,889	12,007	11,862

Earnings per share attributable to common shareholders:
Basic	$0.35	$0.33	$1.08	$0.99

Diluted	$0.34	$0.33	$1.06	$0.97

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

Current assets:
Cash	$9,475	$9,179
Patient accounts receivable, less allowance for doubtful
accounts of $2,155 and $2,190, respectively	28,130	24,814
Accounts receivable - other, less allowance for doubtful
accounts of $916 and $83, respectively	1,999	1,555
Other current assets	6,232	3,736
Total current assets	45,836	39,284

Fixed assets:
Furniture and equipment	35,024	33,563
Leasehold improvements	19,990	19,590
	55,014	53,153
Less accumulated depreciation and amortization	41,432	39,230
	13,582	13,923
Goodwill	91,452	79,424
Other intangible assets, net	9,773	7,308
Other assets	3,396	922
	$164,039	$140,861

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,810	$1,237
Accrued expenses	11,349	12,744
Current portion of notes payable	533	250
Total current liabilities	13,692	14,231
Notes payable	434	250
Revolving line of credit	26,400	5,500
Deferred rent	849	966
Other long-term liabilities	599	3,531
Total liabilities	41,974	24,478

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
14,058,345 and 13,893,157 shares issued, respectively	141	139
Additional paid-in capital	37,039	45,570
Retained earnings	97,509	89,876
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	103,061	103,957
Noncontrolling interests	19,004	12,426
Total equity	122,065	116,383
	$164,039	$140,861

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Nine Months Ended September 30,
	2011	2010

OPERATING ACTIVITIES
Net income including noncontrolling interests	$19,641	$18,342
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	4,108	4,276
Provision for doubtful accounts	2,554	2,463
Equity-based awards compensation expense	1,491	919
(Gain) loss on sale of business and sale or abandonment of assets, net	140	(350)
Deferred income tax	1,432	1,104
Other	(771)	(175)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(3,811)	(3,616)
Increase in accounts receivable - other	(1,277)	(169)
(Increase) decrease in other assets	(2,027)	95
(Decrease) increase in accounts payable and accrued expenses	(1,494)	664
Increase in other liabilities	607	229
Net cash provided by operating activities	20,593	23,782

INVESTING ACTIVITIES
Purchase of fixed assets	(2,428)	(2,670)
Purchase of businesses, net of cash acquired	(8,149)	(8,846)
Acquisitions of noncontrolling interests	(18,935)	(553)
Net proceeds on sale of fixed assets and business	5	897
Net cash used in investing activities	(29,507)	(11,172)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(7,282)	(7,236)
Cash dividends to shareholders	(2,843)	-
Purchase and retirement of common stock	(2,269)	(1,401)
Proceeds from revolving line of credit	94,000	36,800
Payments on revolving line of credit	(73,100)	(37,200)
Payment of notes payable	(100)	(734)
Excess tax benefit from stock options exercised	802	48
Proceeds from exercise of stock options	2	404
Net cash provided by (used in) financing activities	9,210	(9,319)

Net increase in cash	296	3,291
Cash - beginning of period	9,179	6,429
Cash - end of period	$9,475	$9,720

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$7,881	$6,168
Interest	$315	$139
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$200	$275
Acquisition of noncontrolling interest - seller financing portion	$367	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC DEVELOPMENT ACTIVITY

					Number
					of
	Opened	Acquired	Sold	Closed	Clinics

At December 31, 2008					360
First Quarter 2009, March 31, 2009	6	-	-	(1)	365
Second Quarter 2009, June 30, 2009	3	-	-	(2)	366
Third Quarter 2009, September 30, 2009	5	-	-	(4)	367
Fourth Quarter 2009, December 31, 2009	4	-	-	(3)	368
Year Ended, December 31, 2009	18	-	-	(10)	368

First Quarter 2010, March 31, 2010	1	5	(5)	(2)	367
Second Quarter 2010, June 30, 2010	7	-	-	(5)	369
Third Quarter 2010, September 30, 2010	5	-	-	(2)	372
Fourth Quarter 2010, December 31, 2010	6	20	-	(6)	392
Year Ended, December 31, 2010	19	25	(5)	(15)	392

First Quarter 2011, March 31, 2011	6	-	-	(1)	397
Second Quarter 2011, June 30, 2011	2	-	-	(1)	398
Third Quarter 2011, September 30, 2011	8	20	-	(6)	420
Nine Months Ended, September 30, 2011	16	20	-	(8)	420

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, 713-297-7000
Chief Financial Officer
or
Chris Reading, 713-297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, 646-536-7017
or
Amy Glynn, 646-536-7023